Exhibit 14(b)

KRAMER LEVIN NAFTALIS & FRANKEL llp

September 13, 2017

Fiera Capital Series Trust
375 Park Avenue, 8th Floor
New York, NY 10152

Re:	Fiera Capital Series Trust

Ladies and Gentlemen:

We have acted as special counsel to Fiera Capital Series Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, in connection with certain matters relating to the issuance of  Institutional Class shares of beneficial interest (the “Shares”) in its series, Fiera Capital Small/Mid-Cap Growth Fund (the “Fund”), in connection with the reorganization of the Fund with APEXcm Small/Mid-Cap Growth Fund, a series of Ultimus Managers Trust (the “Reorganization”) described in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities Exchange Commission (the “Commission”), relating to the registration of the Shares under the Act to be issued as a result of the Reorganization.

We hereby consent to the references to us as counsel to the Trust in the Registration Statement, and consent to the inclusion of this consent in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

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